Filing under Rule 433

Dated July 6, 2009

Registration No. 333-148527

$300,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R BY1

Secured   X      Unsecured

Principal amount: $50,000,000

Issue price: 99.999%

Net proceeds to Company: $49,749,500

Repayable at the option of holder: Yes             No    X

    Repayment date: Not applicable

    Repayment price: Not applicable

    Election period: Not applicable

Selling agent: UBS Securities LLC

Type of transaction: Agent

Stated interest rate: 3.95%

Maturity date: July 15, 2014

Settlement date: July 9, 2009

Interest payment dates: January 15 and July 15, commencing January 15, 2010

Regular record dates: January 1 and July 1

Redeemable: Yes   X      No

    In whole

    In whole or in part   X

Fixed redemption price: Yes             No   X

Initial redemption date: Not applicable

Initial redemption price: Not applicable

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes   X      No

Make-whole spread: 0.25%

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.